As filed with the Securities and Exchange Commission on October 29, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCORE ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8456807 (I.R.S. Employer Identification No.)

777 Main Street, Suite 1400 Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)

ENCORE ENERGY PARTNERS GP LLC LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Jon S. Brumley
President and Chief Executive Officer
Encore Energy Partners GP LLC
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (817) 877-9955

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Securities	Amount to be	Price	Offering	Registration
to be Registered	Registered (1)	Per Unit (2)	Price (2)	Fee
Common units representing limited partner interests	1,150,000 common units	$20.13	$23,149,500	$711

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units that become issuable under the plans by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s common units.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Units on the New York Stock Exchange on October 26, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Encore Energy Partners LP (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Partnership shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by the Partnership are hereby incorporated in this Registration Statement by reference:
(1)	The Partnership’s Prospectus filed pursuant to Rule 424(b) on September 12, 2007;

(2)	The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A filed on August 28, 2007 as thereafter amended from time to time for the purpose of updating, changing or modifying such description; and

(3)	The Current Reports on Form 8-K filed on September 12, 2007 and September 21, 2007 (to the extent filed and not furnished).
     All documents filed with the Commission by the Partnership pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Section 7.7(a) of the Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership provides that to the fullest extent permitted by law, (a) Encore Energy Partners GP LLC (the “General Partner”), (b) any former general partner (a “Departing General Partner”), (c) any individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was an affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Partnership or any of its subsidiaries, the General Partner or any Departing General Partner or any affiliate of the Partnership or any of its subsidiaries, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be included by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful, provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its affiliates (other than the Partnership or any of its subsidiaries) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Amended and Restated Administrative Services Agreement or the Contribution, Conveyance and Assumption Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
     Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.
     Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, assignees or any other Persons who have acquired interests in the Partnership’s securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     The Underwriting Agreement entered into by the Partnership in connection with its initial public offering provides for the indemnification of the directors and officers of the General Partner in certain circumstances.
     The Partnership has entered into indemnification agreements with each of the directors and certain officers of the General Partner that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the Indemnitees’ receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an Indemnitee. The foregoing discussion of the terms of the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such agreements.
     In addition, the Partnership may purchase directors’ and officers’ liability insurance policies for the directors and officers of the General Partner.
     See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.
     The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit
Number	Document Description

4.1*	Encore Energy Partners GP LLC Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed on September 21, 2007).

4.2*	Second Amended and Restated Agreement of Limited Partnership of Encore Energy Partners LP (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on September 21, 2007).

4.3*	Limited Liability Company Agreement of Encore Energy Partners GP LLC (incorporated by reference from Exhibit 3.4 to the Registration Statement on Form S-1 (Registration No. 333-142847) filed on May 11, 2007).

4.4*	Form of Phantom Unit Award Agreement (incorporated by reference from Exhibit 10.10 to the Registration Statement on Form S-1/A (Registration No. 333-142847) filed on August 10, 2007).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Miller and Lents, Ltd.

23.4	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Incorporated herein by reference as indicated.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on October 29, 2007.

ENCORE ENERGY PARTNERS LP (Registrant)
By:	Encore Energy Partners GP LLC, its general partner

By:	/s/ Jon S. Brumley
Jon S. Brumley
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Jon S. Brumley and Robert C. Reeves, and each of them, as his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary and desirable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 29, 2007.

Signature	Title

/s/ Jon S. Brumley Jon S. Brumley	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ I. Jon Brumley I. Jon Brumley	Chairman of the Board

/s/ Robert C. Reeves Robert C. Reeves	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ J. Luther King. Jr. J. Luther King, Jr.	Director

Signature	Title

/s/ Clayton E. Melton Clayton E. Melton	Director

George W. Passela	Director

INDEX TO EXHIBITS

Exhibit
Number	Document Description

4.1*	Encore Energy Partners GP LLC Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed on September 21, 2007).

4.2*	Second Amended and Restated Agreement of Limited Partnership of Encore Energy Partners LP (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on September 21, 2007).

4.3*	Limited Liability Company Agreement of Encore Energy Partners GP LLC (incorporated by reference from Exhibit 3.4 to the Registration Statement on Form S-1 (Registration No. 333-142847) filed on May 11, 2007).

4.4*	Form of Phantom Unit Award Agreement (incorporated by reference from Exhibit 10.10 to the Registration Statement on Form S-1/A (Registration No. 333-142847) filed on August 10, 2007).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Miller and Lents, Ltd.

23.4	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Incorporated herein by reference as indicated.